SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant      ☒
Filed by a party other than the Registrant      ☐

Check the appropriate box:
☒	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(c)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[VISHAY LOGO]

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

[_________], 2006

Dear Stockholder:

The written consent of the holders of record of Vishay Intertechnology, Inc.’s Class A and Class B common stock, par value $0.10 per share, at the close of business on [__________], 2006, is requested in regard to an amendment to Vishay’s Composite Amended and Restated Certificate of Incorporation as described in the accompanying consent solicitation statement. It is requested that your written consent, using the accompanying consent card, be delivered to Vishay Intertechnology, Inc. at 63 Lincoln Highway, Malvern, Pennsylvania  19355-2143.  [An addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States.]

By Order of the Board of Directors,

William M. Clancy

Corporate Secretary

[VISHAY LOGO]

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

CONSENT SOLICITATION STATEMENT

Introduction

This consent solicitation statement is furnished to our stockholders at the direction of our board of directors in connection with our solicitation of written consents of the stockholders to the adoption of an amendment to our certificate of incorporation.

This amendment would create a new class of common stock consisting of 200,000,000 shares of Class C common stock, par value $0.10 per share, and change the name of our common stock presently traded on the New York Stock Exchange to “Class A common stock” from “common stock.”  The Class C common stock would be identical to the terms and conditions of our Class A common stock, except with respect to voting.  The text of this amendment is set forth below in the form attached as Appendix A.  For purposes of clarity, throughout this consent solicitation statement, we refer to our publicly traded common stock as “Class A common stock”.

If the amendment is approved by the required vote of our stockholders, we would have three authorized classes of common stock:

•	our renamed Class A common stock;
•	our existing Class B common stock; and
•	our new Class C common stock.

If this amendment is approved by the required vote, we may in the future, from time to time, offer shares of the Class C common stock to the public, exchange such shares for other outstanding securities of the Company and/or issue such shares as consideration in a merger or acquisition.  We have no specific plans at this time to issue shares of our Class C common stock, and this consent solicitation does not constitute an offering of shares of our Class C common stock, which can only be made in compliance with applicable securities laws.

We intend to distribute this consent solicitation statement and the accompanying consent card commencing on or about [_________], 2006, to the holders of record of our Class A common stock and Class B common stock as of the close of business on [_________], 2006.  This date is referred to as the “record date.”  Written consents of stockholders representing a majority of the voting power of the Class A common stock and Class B common stock as of the record date, voting together as one class, are required to approve the amendment.

The principal executive offices of the Company are located at 63 Lincoln Highway, Malvern, Pennsylvania  19355-2143, and the telephone number of the Company is (610) 644-1300.

The Consent Procedure

General

This amendment is submitted for stockholder approval by written consent in lieu of calling a meeting of the stockholders to vote on this matter.

Only stockholders of record as of [____________], 2006 are entitled to consent, to withhold their consent or to revoke their consent, to the amendment.  In order to approve the amendment, we are required to receive consents from at least a majority of the voting power of our Class A common stock and Class B common stock voting together as one class.  Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes.

As of the record date, there were [169,703,272] issued and outstanding shares of Class A common stock and [14,679,440] issued and outstanding shares of Class B common stock. At such date, the number of votes holders of our Class A common stock would be entitled to vote would be equal to [169,703,272] and the number of votes holders of our Class B common stock would be entitled to vote would be equal to [146,794,400].

Dr. Felix Zandman, our co-founder, Chairman of the Board of Directors and Chief Technical and Business Development Officer, has aggregate voting power over shares of our Class A common stock and Class B common stock equal to [46.0]% of the total voting power as of the record date.  We have been informed that Dr. Zandman intends on voting such shares in favor of approval of the amendment.

Consents, once dated, signed, and delivered to us at the address set forth below, will remain effective unless and until revoked by written notice of revocation dated, signed, and delivered to us at the address set forth below on or before the time that we have received written consents from holders of a majority of the outstanding voting power of the Class A common stock and Class B common stock.

The amendment will be approved at such time as we hold unrevoked written consents of stockholders approving the amendment representing a majority of the outstanding voting power of Class A common stock and Class B common stock as of the record date.  Consequently, abstentions and broker non-votes would have the effect of a vote against approval of the amendment.

Stockholders are requested to indicate approval of the amendment by signing and dating the consent card enclosed herein, checking the box on the consent card which corresponds to the approval of the amendment, and delivering the consent card to us at the address set forth below.  Withholding of consent to the amendment, or abstention with respect to the approval of the amendment, may be indicated by signing and dating the consent card, checking the box which corresponds to withholding of consent to the amendment or abstention with respect to the approval of the amendment, respectively, and delivering the consent card to us at the address set forth below.

A consent card which has been signed, dated and delivered to us without any of the boxes for approval, withholding of consent, or abstention checked will constitute a consent to the amendment.

Consent cards may be delivered to us at the following address:

Vishay Intertechnology, Inc.
63 Lincoln Highway
Malvern, Pennsylvania  19355
Attention:  Corporate Secretary

Consent cards should be delivered to us as soon as possible.  An addressed return envelope is enclosed for this purpose, which requires no postage if mailed in the United States.  Consent cards and revocations of consents will be deemed to have been received by us upon actual delivery at the above address.

Absence of Appraisal Rights

Stockholders who abstain from consenting with respect to the amendment, or who withhold consent to the amendment, do not have the right to an appraisal of their shares of common stock or any similar dissenters’ rights under applicable law.

Expense of Consent Solicitation

We will bear the entire cost of the solicitation of stockholder approval of the amendment, including the preparation, assembly, printing and mailing of this consent solicitation statement and any additional material furnished to stockholders.  We may supplement the solicitation of consents by mail with telephone, telegram or personal solicitation of consents by our directors, officers or employees.  However, if such persons are called upon to solicit consents on our behalf, no additional compensation will be paid for any of such services.  We may reimburse brokerage houses and other persons for their reasonable expenses of forwarding the solicitation material to stockholders, but we currently have no formal arrangement for the provision of such services.

Difference Between Stockholders of Record and Beneficial Owners

If your shares are registered directly in your name with our  transfer agent, you are considered, with respect to those shares, the “stockholder of record.” The consent solicitation statement and consent card have been sent directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The consent solicitation statement have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Amendment to Our Certificate of Incorporation

We are seeking consents to amend our composite amended and restated certificate of incorporation in order to rename a class of common stock and to create a new class of common stock.  The full text of the amendment can be found in Appendix A to this consent solicitation statement.

Class A common stock

Our current certificate of incorporation authorizes us to issue two classes of common stock:  “common stock” and “Class B common stock.”  Shares of our common stock are traded on the New York Stock Exchange.  As part of the amendment to our certificate of incorporation we are seeking to create a third class of common stock which we anticipate will also be traded on the New York Stock Exchange.  We are seeking consent to rename the class of “common stock” to “Class A” common stock in order to better distinguish between our classes of common stock.

Class C common stock

We are also seeking to amend our current certificate of incorporation to create a new class of common stock consisting of 200,000,000 shares of Class C common stock, par value $0.10 per share.

Each share of our Class C common stock would generally have terms identical to a share of our Class A common stock, except with respect to voting power.  Each share of Class C common stock would have voting power equal to one-tenth of a vote when voting together with all other classes of stock on matters presented to our stockholders.

Subject to rules and regulations of the Securities and Exchange Commission, shares of our Class C common stock would be freely transferable. Holders of our Class C common stock would have no preemptive rights to purchase shares of our common stock.  There would be no conversion rights or sinking fund provisions for shares of our Class C common stock.  Holders of shares of our Class C common stock would have no cumulative voting rights.

Our board of directors may from time to time declare dividends and other distributions with respect to our common stock, subject to any rights of our preferred stockholders of which there are currently none.  Our current certificate of incorporation provides that the board may only declare such dividends or distributions with respect to one class of our common stock if it grants such dividends or distributions in the same amount per share with respect to every class of common stock, subject to the following sentence.  Common stock dividends or distributions on any class of common stock are payable only in shares of common stock of that class.  Under the proposed amendment to our current certificate of incorporation, holders of Class C common stock would be entitled to receive and share ratably on a per share basis with respect to such dividends and other distributions declared by our board on our other classes of common stock.  Similarly, our board of directors would not be permitted to declare dividends or other distributions with respect to the newly created Class C common stock without also declaring dividends or other distributions to our other classes of common stock.  As before, common stock dividends or distributions on any class of common stock are payable only in shares of common stock of that class. We would not be permitted to split, divide or combine shares of any class of common stock, including the Class C common stock, unless the other classes of our common stock have been similarly split, divided or combined.

Upon liquidation, shares of our Class C common stock would share ratably on a per share basis in net assets to be distributed to common stock holders together with the Class A common stock and Class B common stock.

Our board of directors is authorized to issue up to one million shares of preferred stock without seeking stockholder approval.  As of [________], 2006 no shares of preferred stock are issued or outstanding.  If preferred shares are issued, our board of directors has the discretion to assign to such shares the rights, designations and preferences it deems appropriate.  Therefore, if such shares were issued, such preferred holders may have priority to the holders of shares of our common stock, including shares of our Class C common stock, with respect to liquidation preference, dividends distribution and other rights.

The following table presents percentages reflecting: (i) the voting power of the holders of our Class A common stock and Class B common stock as of [__________], 2006 and (ii) the voting power of the holders of our Class A common stock,  Class B common stock and Class C common stock, assuming that no additional shares of our Class A common stock and Class B common stock were issued and assuming that all shares of Class C common stock authorized in this consent solicitation were issued as of such date.

	Actual voting power		Pro forma voting power

Class A	[53.6	]%	[50.5	]%
Class B	[46.4	]%	[43.6	]%
Class C	0.0%		[5.9	]%

Total	100%		100%

The following table presents percentages reflecting: (i) the economic interests of the holders of our Class A common stock and Class B common stock as of [__________], 2006 and (ii) the economic interests of the holders of our Class A common stock,  Class B common stock and Class C common stock, assuming that no additional shares of our Class A common stock and Class B common stock were issued and assuming that all shares of Class C common stock authorized in this consent solicitation were issued as of such date.

	Actual economic interest		Pro forma economic interest

Class A	[92.0	]%	[44.2	]%
Class B	[8.0	]%	[3.8	]%
Class C	0.0%		[52.0	]%

Total	100%		100%

If this amendment is approved, we intend to list the issued shares of our Class C common stock for trading on the New York Stock Exchange.

Reasons for the Creation of the New Class of Common Stock

The creation of Class C common stock would permit us to raise additional capital or engage in a  range of investment and strategic opportunities without materially diminishing the voting power of our existing stockholders.   In particular, the effective voting control of our Class B common stock, substantially all of which is beneficially owned by our co-founder and Chairman Dr. Felix Zandman, would be preserved.  Dr. Zandman has voting power over substantially all of the Class B common stock either through direct ownership, through a family trust or through a voting trust agreement.

Our board believes that it is in our best interest to ensure the continued vision and influence of Dr. Zandman over our corporate affairs.  Dr. Zandman has previously served as President and Chief Executive Officer of Vishay and is presently Chairman of the Board of Directors and Chief Technical and Business Development Officer.

Dr. Zandman is a widely recognized expert in the field of stress analysis which underlies the technologies incorporated in many of our product lines. Our board believes that Dr. Zandman possesses an intimate knowledge of our industry and our Company and is extremely loyal to our Company and our stockholders.  Dr. Zandman’s substantial ownership and management position, supported by the family of the late Alfred Slaner, our co-founder, have enabled him to exert considerable influence over our affairs.  Many of our products have been developed as a result of or improved by Dr. Zandman’s research and inventions.  Most of the growth of our Company, both through internal development and through strategic business transactions, has come about as a result the dedication, active participation and guidance of Dr. Zandman.

In 1987 stockholders approved the issuance of our Class B common stock, which gave the Zandman and Slaner families effective voting control over our Company.  Since that time, we have grown from approximately $59 million in revenues to approximately $2.3 billion in revenues, and our market capitalization has grown from approximately $150 million to $2.8 billion.

Our board of directors believes Dr. Zandman’s influence has benefited and will continue to benefit us and our stockholders.  The present senior management team, which includes some members of Dr. Zandman’s family, shares Dr. Zandman’s long-term vision for our future.

Our board of directors believes that in order for us to continue our growth, we must maintain flexibility to raise capital, particularly in the equity markets, and to issue our capital stock in strategic business combination transactions.  The issuance of Class C common stock is intended to permit us to raise additional equity capital and to engage in a variety of investment, acquisition and strategic opportunities without materially altering the voting power of our existing stockholders, including particularly the power of Dr. Zandman as beneficial owner of substantially all of our Class B common stock.

Preserving the effective voting control of our Company by Dr. Zandman as beneficial owner of the Class B common stock will also have the effect of making us less vulnerable to an unsolicited takeover attempt at a price which, in the board’s view, might not reflect the Company’s true value.  However, we are not aware of any existing or planned effort on the part of any party to accumulate material amounts of Class A common stock, or to acquire control of us by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change our management.  In addition, there have been no offers to acquire our Class A common stock or our assets.

Our board of directors notes that presently Dr. Zandman’s beneficial ownership of the Class B common stock gives him having effective voting control of our Company.  Accordingly, our board of directors does not believe the reduced voting power of the Class C common stock compared to the Class A common stock would have a negative impact on the trading prices of our Class A common stock or the liquidity of the Class A common stock or Class C common stock.  We can give you no assurances in this regard, however.  See “Possible Adverse Consequences to the Adoption of the Class C Common Stock Amendment” below.

Our board of directors also notes that numerous well-respected public companies maintain a multiple-class capital structure which places substantial voting power in the hands of their founding stockholders or their successors.  Such companies include Comcast Corp., Dow Jones & Company, Inc., Google Inc., Ford Motor Company, Kraft Foods, Inc., Liberty Media Corporation, The Goldman Sachs Group, Inc., Tyson Foods Inc., Berkshire Hathaway Inc., News Corp., CBS Corp., Viacom, Inc., Molson Coors Co., Constellation Brands, Inc., Brown-Forman Corp., Lennar Corp., and Forest City Enterprises Inc.

Adoption of the proposed amendment will facilitate the continued pursuit of the vision shared by Dr. Zandman and the present senior management team.  In particular, the new Class C common stock will enable us to pursue the following objectives, as opportunities to do so present themselves:

•

Grow internally by focusing on research and development and expanding production capacity in higher-growth product lines, using capital raised in the public equity markets through the issuance of the Class C common stock in public offerings.

•

Expand within the electronic components and semiconductor industries, through the acquisition of other manufacturers that have established positions in major markets, reputations for product quality and reliability, and product lines with which we have substantial marketing and technical expertise, in transactions in which all or part of the acquisition consideration would be shares of Class C common stock or cash raised through the issuance of Class C common stock.

•

Retire outstanding debt obligations, directly by exchange or indirectly using cash raised, through the issuance of Class C common stock, in order to improve our financial position, eliminate restrictive covenants, enhance our cash flow by reducing interest payments, and create a more efficient tax structure.

We have no specific plans at this time to issue shares of our Class C common stock, and this consent solicitation does not constitute an offering of shares of our Class C common stock, which can only be made in compliance with applicable securities laws.

Possible Adverse Consequences to the Adoption of the Class C Common Stock Amendment

While our board of directors believes that the proposed amendment is in the best interests of us and our stockholders, it recognizes that there may be some disadvantages to our existing stockholders.  For example, the proposed amendment might make us a less attractive target for a takeover bid than it would otherwise have been, or it might at such time render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy consent or the removal of incumbent directors or management, even if such actions were favored by our Class A stockholders.  The proposal may also deprive our Class A stockholders of an opportunity to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from stockholders at such a premium price.  Also, issuance in the future of shares of Class C common stock rather than additional shares of Class A common stock will perpetuate the effective voting control of our Company by the holders of the Class B common stock, making it difficult for our public shareholders to elect directors or take other action that is not supported by Dr. Zandman and other members of management.

You should also be aware that the issuance of the Class C common stock and its listing for trading on the New York Stock Exchange may increase the volatility of our Class A common stock, and the existence of two classes of publicly traded stock may negatively impact the liquidity of shares of our Class A common stock.

Also, as a public company, we incur significant legal, accounting, and other expenses associated with regulatory compliance.  We will incur incremental costs to maintain a separate class of publicly traded stock.

Approval of the Amendment

In order to approve the amendment, we are required to receive consents from at least a majority of the voting power of our Class A common stock and Class B common stock voting as one class.

The board of directors has adopted resolutions that set forth the amendment, declare the advisability of the amendment and submit the amendment to the stockholders for approval.  The board recommends approval of the amendment by the stockholders.

Security Ownership of Certain Beneficial Owners and
Management Ownership of the Company

On [__________], 2006, Vishay had outstanding [169,703,272] shares of Class A common stock, each of which entitles the holder to one vote and [14,679,440] shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

The following table provides certain information, as of [__________], 2006, as to the beneficial ownership of the Class A common stock and the Class B common stock of Vishay for (a) each director, (b) each “Named Executive Officer” identified in Item 4A of the Company’s Annual Report on Form 10-K, (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of the Class A common stock or the Class B common stock.

	Class A Common Stock				Class B Common Stock

Name	Amount and Nature of Beneficial Ownership	Right to Acquire Ownership Under Options Exercisable within 60 days	Percent of Class		Amount and Nature of Beneficial Ownership		Percent of Class		Voting Power

Directors and Executive Officers
Dr. Felix Zandman	153	1,007,126		*	14,562,316	(1)	[99.2	]%	[46.0	]%
Philippe Gazeau	1,000	—		*	—		—			*
Zvi Grinfas	1,000	—		*	—		—			*
Richard N. Grubb	60,393	185,909		*	—		—			*
Eliyahu Hurvitz	11,996	—		*	—		—			*
Dr. Abraham Ludomirski	1,000	—		*	—		—			*
Dr. Gerald Paul	62,004	185,909		*	—		—			*
Ziv Shoshani	6,376	50,500		*	—		—			*
Mark I. Solomon	16,552	—		*	—		—			*
Thomas C. Wertheimer	1,400	—		*	—		—			*
Marc Zandman	4,278	50,500		*	1,500	(2)		*		*
Ruta Zandman(3)	1,159	—		*	8,000,100	(3)	[54.5	]%	[25.3	]%
All Directors and Executive Officers as a group (12 Persons)	167,311	1,479,944		*	14,563,816		[99.2	]%	[46.5	]%
FMR Corp. (4)
82 Devonshire Street
Boston, MA 02109	19,274,148	—	[11.4	]%	—		—		[6.1	]%
The TCW Group, Inc.(5)
865 South Figueroa Street
Los Angeles, CA 90017	11,145,160	—	[6.6	]%	—		—		[3.5	]%

* Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)

Includes 617,734 shares of class B common stock directly owned by Dr. Felix Zandman, 8,000,100 shares held in a family trust, of which Dr. Zandman is the trustee and over which Dr. Zandman shares voting and dispositive control with Mrs. Ruta Zandman, and 5,944,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control.  The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 2,810,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of the Company.

(2)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(3)

Includes 8,000,100 shares of class B common stock held in a family trust, of which Dr. Felix Zandman is the trustee and over which Mrs. Zandman shares voting and dispositive control with Dr. Zandman.  Excludes 617,734 shares of class B common stock directly owned by Dr. Zandman, however, Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned Vishay shares in the event of his incapacity.

(4)

Based on information provided in a Schedule 13G filed on February 14, 2006 by FMR Corp, on behalf of itself and Fidelity Management & Research Company (“Fidelity”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940; Fidelity Management Trust Company, a bank as defined in Section 3 (a) (6) of the Securities Exchange Act of 1934; Strategic Advisers, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; Fidelity International Limited (“FIL”), a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000; and various foreign-based subsidiaries that provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.  FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Act of 1934 (the “1934” Act) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the 1934 Act.  Therefore, they are of the view that the shares held by the other corporation need not be aggregated for the purposes of Section 13(d).  However, FMR Corp. made the filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially held by FMR Corp. and FIL on a joint basis.  According to the Schedule 13G, FMR Corp. may be deemed to have sole power to vote or to direct the vote of 1,088,094 shares; no shared power to vote or to direct the vote of any shares; sole power to dispose or to direct the disposition of 19,274,148 shares; and no shared power to dispose or to direct the disposition of any shares.  Power to vote or direct the voting of the shares owned directly by the Fidelity Funds resides with the Funds’ Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.  The Schedule 13G filing further states that the reported shares of common stock includes 4,053,573 shares that would be derived from the conversion of $86,260,000 principal amount of Vishay’s 3-5/8% convertible subordinated notes due 2023, held indirectly by the reporting persons.

(5)

Based on information provided in a Schedule 13G filed on February 13, 2006 by The TCW Group, Inc. (“TCW”), on behalf of itself and its direct and indirect subsidiaries, including Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, TCW Asset Management Company, a California corporation and an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 and TCW Investment Management Company, a California corporation and an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940 , which collectively constitute the TCW Group, Inc. business unit (the “TCW Business Unit”).  The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”).  According to the Schedule 13G, SG may be deemed ultimately to control TCW and the TCW Business Unit, and SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except the TCW Business Unit), may beneficially own shares of the securities of the Company and such shares were not reported in the Schedule 13G.  SG disclaims beneficial ownership of shares beneficially owned by the TCW Business Unit and the TCW Business Unit disclaims beneficial ownership of shares beneficially owned by SG and any of SG’s other business units.  TCW may be deemed to have no sole power to vote or to direct the vote of any shares of common stock; shared power to vote or to direct the vote of 10,470,050 shares; no sole power to dispose or to direct the disposition of any shares; and shared power to dispose or to direct the disposition of 11,145,160 shares.  The Schedule 13G filing further states that the reported shares of common stock includes 486,372 shares that would be derived from the conversion of $10,350,000 face amount of Vishay’s 3-5/8% convertible subordinated notes due 2023, held indirectly by the reporting persons.

Forward Looking Statements

This consent solicitation statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may be made directly in this consent solicitation statement and they may also be made a part of this consent solicitation statement by reference to other information filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “anticipate,” “expect,” “intend,” “plan” and words of and terms of similar substance used in connection with any discussion of future operating or financial performance, or any potential transaction, identify forward looking statements.  All forward-looking statements are management’s present estimates of future events and are subject to a number of factors and uncertainties.  Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated.

Our stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this consent solicitation statement or as of the date of any document incorporated by reference in this consent solicitation statement, as applicable.  We are under no obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C.  20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.  The public can obtain any documents that we file with the SEC at http://www.sec.gov.

In addition, our company website can be found on the Internet at www.vishay.com.  The website contains information about us and our operations.  Copies of each of our filings with the SEC on Form 10-K, Form 10-Q and Form 8-K, and all amendments to those reports, can be viewed and downloaded free of charge as soon as reasonably practicable after the reports and amendments are electronically filed with or furnished to the SEC.  To view the reports, access ir.vishay.com and click on “SEC Filings”.

Incorporation by Reference

The SEC allows us to incorporate by reference information into this consent solicitation statement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this consent solicitation statement.

This consent solicitation statement incorporates by reference the following items of Part II of our annual report on Form 10-K filed with the SEC on March 8, 2006:

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative Disclosures About Market Risk;

•	Item 8. Financial Statements and Supplementary Data; and

•	Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

You may obtain copies of our recently filed annual report containing this information on our or the SEC’s Internet website or by visiting the SEC’s Public Reference Room, each as described above.  In addition, upon oral or written request to us at Vishay Intertechnology, Inc., 63 Lincoln Highway, Malvern, Pennsylvania  19355, Attention: Investor Relations Department, we will send to any of our stockholders as of the record date a copy of all such information incorporated by reference free of charge within one business day of receipt of such request.  We will be able to fulfill such request only if you include in such request your name, address (including title or department) and telephone numbers to which such a request is to be directed.

By Order of the Board of Directors,

William M. Clancy

Corporate Secretary

Appendix A

TEXT OF PROPOSED ARTICLE FOURTH
OF VISHAY’S COMPOSITE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The proposed changes to the text of Article Fourth of our certificate of incorporation appear in bold face.

FOURTH:

Section 1.  Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 541,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

(i)	300,000,000 shares of Class A Common Stock, $0.10 par value per share (hereinafter the “Class A Common Stock”);

(ii)	40,000,000 shares of Class B Common Stock, $0.10 par value per share (hereinafter the “Class B Stock”);

(iii)	200,000,000 shares of Class C Common Stock, $0.10 par value per share (hereinafter the “Class C Common Stock”); and

(iv)

1,000,000 shares of Preferred Stock, $1.00 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the “Preferred Stock”).

Section 2.  Powers and Rights of the Class A Common Stock, the Class B Stock, and the Class C Common Stock.

A.	Voting Rights and Powers.

(i)

With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, every holder of Class A Common Stock shall be entitled to one vote in person or by proxy for each share of Class A Common Stock standing in his name on the transfer books of the Corporation; every holder of Class B Stock shall be entitled to ten votes in person or by proxy for each share of Class B Stock standing in his name on the transfer books of the Corporation; and every holder of Class C Common Stock shall be entitled to one-tenth of a vote in person or by proxy for each share of Class C Common Stock standing in his name on the transfer books of the Corporation.

(ii)

Except as otherwise provided herein and as may be otherwise required by law, the provisions of these Amended and Restated Articles of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, unless authorized by a majority of the votes of the outstanding shares of stock of the Corporation entitled to vote, with each share of Class A Common Stock; each share of Class B Stock; and each share of Class C Common Stock having the number of votes per share set forth in clause (i) of this paragraph A.

(iii)

Following the initial issuance of shares of Class B Stock, the Corporation may not effect the issuance of any additional shares of Class B Stock (except in connection with stock splits and stock dividends) unless and until such issuance is authorized by the holders of a majority of the outstanding shares of Class A Common Stock of the Corporation entitled to vote, by the holders of a majority of the shares of the outstanding shares of Class B Stock entitled to vote, and by the holders of a majority of the outstanding shares of Class C Common Stock of the Corporation entitled to vote, each class voting separately.

(iv)

Except as provided in paragraph A(iii) and paragraph D of this Section 2 and as may be otherwise required by law, the holders of Class A Common Stock, Class B Stock, and Class C Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

B.       Dividends and Distributions. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation as amended from time to time, holders of Class A Common Stock, Class B Stock, and Class C Common Stock shall be entitled to such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that in the case of dividends or other distributions payable in stock of the Corporation other than the Preferred Stock, including distributions pursuant to stock split-ups, divisions or combinations, which occur after the date shares of Class B Stock are first issued by the Corporation, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock; only shares of Class B Stock shall be distributed with respect to Class B Stock; and only shares of Class C Common Stock shall be distributed with respect to Class C Common Stock. In no event will shares of either Class A Common Stock, Class B Stock, or Class C Common Stock be split, divided or combined unless the other is also split, divided or combined equally.

C.       Other Rights.  Except as otherwise required by the Delaware General Corporation Law or as otherwise provided in this Amended and Restated Certificate of Incorporation, each share of Class A Common Stock, each share of Class B Stock, and each share of Class C Common Stock shall have identical powers, preferences and rights, including rights in liquidation.

D.	Transfer.

(i)

No person holding shares of Class B Stock of record (hereinafter called a “Class B Holder”) may transfer, and the Corporation shall not register the transfer of, such shares of Class B Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a “Permitted Transferee.” A “Permitted Transferee” shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Stock:

		(a)	In the case of a Class B Holder who is a natural person,

			(1)	The spouse of such Class B Holder, any lineal descendant of a great grandparent of either the Class B Holder or the spouse of the Class B Holder, including adopted children;

(2)

The trustee of a trust (whether testamentary, inter vivos or a voting trust) principally for the benefit of such Class B Holder and/or one or more of his Permitted Transferees described in each  subclause of this clause (a);

(3)

Any organization to which contributions are deductible for federal income, estate or gift tax purposes or any split-interest trust described in Section 4947 of the Internal Revenue Code of 1986, as it may from time to time be amended (hereinafter called a  “Charitable Organization”);

(4)

A corporation, of which outstanding capital stock entitled to a majority of the 7 votes in the election of directors is owned beneficially solely by, or a partnership, of which a majority of the  partnership interests entitled to participate in the management of the partnership is owned beneficially solely by, the Class B Holder and/or one or more of his or her Permitted Transferees determined under this clause (a), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall be converted automatically into shares of Class A Common Stock effective upon the date of such change in ownership of such stock or partnership interests, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock; and

	(5)	The estate of such Class B Holder.

(b)

In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust (other than pursuant to a trust described in clause (f) below), “Permitted Transferee” means (1) any person transferring Class B Stock to such trust and (2) any Permitted Transferee of any such transferor determined pursuant to clause (a) above.

(c)	In the case of a Class B Holder which is a Charitable Organization holding record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means any Class B Holder.

(d)

In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization) acquiring record and beneficial ownership of the shares of Class B Stock in question upon its initial issuance by the Corporation, “Permitted Transferee” means (1) a partner of such partnership or shareholder of such corporation at the time of issuance, and (2) any Permitted Transferee (determined pursuant to clause (a) above) of any such partner or shareholder referred to in subclause (1) of this clause (d).

(e)

In the case of a Class B Holder which is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in clause (d) above) holding record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means (1) any person transferring such shares of Class B Stock to such corporation or partnership and (2) any Permitted Transferee of any such transferor determined under clause (a) above.

(f)

In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust which was irrevocable at the time of issuance of the Class B Stock, “Permitted Transferee” means (1) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (2) any Permitted Transferee of any such person determined pursuant to clause (a) above.

(g)

In the case of a Class B Holder which is the estate of a deceased Class B Holder or which is the estate of a bankrupt or insolvent Class B Holder, which holds record and beneficial ownership of the shares of Class B Stock in question, “Permitted Transferee” means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clause (a), (b), (c), (d), (e) or (f) above, as the case may be.

(h)

Any Class B Holder may transfer all or any part of such holder’s Class B Stock to any Class B Holder which, at the time of such transfer, owns not less than 50,000 shares of Class B Stock (as adjusted for stock splits and stock dividends); provided, however, that such proposed transfer shall be authorized by the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote, and by the holders of a majority of the outstanding shares of Class B Stock entitled to vote, each Class voting separately.

(ii)

Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder’s shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall remain subject to the provisions of this Paragraph D. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may (a) be transferred only to a Permitted Transferee of the pledgor or (b) converted into shares of Class A Common Stock and transferred to the pledgee, as the pledgee may elect.

(iii)	For purposes of this Paragraph D:

	(a)	The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

	(b)	Each joint owner of shares of Class B Stock shall be considered a “Class B Holder” of such shares.

	(c)	A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

	(d)	Unless otherwise specified, the term “person” means both natural persons and legal entities.

(e)

Each reference to a corporation shall include any successor corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

(iv)

Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Stock into shares of Class A Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class B Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock or is a  Permitted Transferee.

(v)

If at any time the number of outstanding shares of Class B Stock as reflected on the stock transfer books of the Corporation falls below 300,000 shares, or such higher number as results from adjustments for stock splits or stock dividends, the outstanding shares of Class B Stock shall automatically be deemed converted into shares of Class A Common Stock and certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter represent the like number of shares of Class A Common Stock.

(vi)

Shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in “street” or “nominee” names.  Notwithstanding the foregoing, trusts may transfer shares into nominee name. The Corporation shall note on the certificates for shares of Class B Stock the restrictions on transfer and registration of transfer imposed by this Paragraph D.

(vii)

The term “beneficial ownership” and derivations thereof shall have the same meaning given thereto under the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

E.	Conversion Rights.

(i)

Subject to the terms and conditions of this Paragraph E, each share of Class B Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class A Common Stock, and at such other place or places, if any, as the Board of Directors may designate, into one (1) fully-paid and nonassessable share of Class A Common Stock. In order to convert Class B Stock into Class A Common Stock, the holder thereof shall (a) surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if this Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and (b) give written notice to the Corporation that such holder elects to convert said Class B Stock, which notice shall state the name or names in which such holder wishes the certificate or certificates for Class A Common Stock to be issued. The Corporation will issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled as soon as practicable after such deposit of a certificate or certificates of Class B Stock, accompanied by the requisite written notice. Such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

(ii)

The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

(iii)

The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares.

Section 3. Preferred Stock.

A.       The Preferred Stock may be issued in one or more series and may be with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be fixed by the Board of Directors pursuant to authority hereby expressly granted to it, and as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by these provisions.

B.       Any Preferred Stock or series thereof may be made subject to redemption at such time or times and at such price or prices as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided.

C.       The holders of Preferred Stock or of any series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock, or cumulative or noncumulative as shall be so stated and expressed.

D.       The holders of Preferred Stock or of any class or of any series thereof, shall be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors as hereinabove provided.

E.       Subject to Section 2A(iii) of this Article Four, any Preferred Stock of any class or of any series thereof may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or of any other class or classes of stock of the Corporation, or shares of any class or series of stock of any other Corporation, at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed or provided for the issue of such stock adopted by the Board of Directors as hereinabove provided.

Section 4.  Issuance of Class A Common Stock, Class B Stock, Class C Common Stock and Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Class A Common Stock, the Class C Common Stock, the Preferred Stock and, subject to Section 2A (iii) of this Article Four, the Class B Stock, herein authorized in accordance with the terms and conditions set forth in this Amended and Restated Certificate or Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the shareholders, except as otherwise required by law.  The Board of Directors may not issue shares of Class A Common Stock, Class B Common Stock, or Class C Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up, division or combination of the shares unless the other classes are distributed, split, divided or combined in the same ratio as a distribution, split, division, or combination of the shares of the other classes of common stock.

Appendix B

FORM OF CONSENT CARD

IMPORTANT
PLEASE COMPLETE, SIGN AND DATE
YOUR WRITTEN CONSENT PROMPTLY
AND RETURN IT IN THE ENCLOSED ENVELOPE

WRITTEN CONSENT OF STOCKHOLDERS
VISHAY INTERTECHNOLOGY, INC.

THIS CONSENT IS SOLICITED BY THE BOARD OF DIRECTORS.  WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED ON THE REVERSE SIDE.  IF THIS CONSENT IS SIGNED, DATED AND DELIVERED TO VISHAY INTERTECHNOLOGY, INC. WITH NO DESIGNATION BY THE UNDERSIGNED ON THE REVERSE SIDE, THIS CONSENT WILL CONSTITUTE THE STOCKHOLDER’S CONSENT TO AND APPROVAL OF THE AMENDMENT.

PLEASE SIGN NAME(S) EXACTLY AS PRINTED HEREON.  EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, AND ATTORNEYS SHOULD GIVE FULL TITLE AS SUCH.  WHEN SHARES ARE HELD JOINTLY, ALL SHOULD SIGN.  IF THE SIGNER IS A CORPORATION, SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER.  IF THE SIGNER IS A PARTNERSHIP, SIGN IN THE NAME OF THE PARTNERSHIP BY AN AUTHORIZED PERSON. IF SHARES ARE HELD IN MORE THAN ONE CAPACITY, THIS CONSENT SHALL BE DEEMED VALID FOR ALL SHARES HELD IN ALL CAPACITIES.

(TO BE SIGNED AND DATED ON THE REVERSE SIDE)

B-1

☒	PLEASE MARK AS IN THIS SAMPLE.

Amendment to ARTICLE FOURTH of the Composite Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc. as set forth in Appendix A in the Consent Solicitation Statement dated [_________], 2006.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐	FOR	☐	WITHHOLD	☐	ABSTAIN

(Please sign and date below)

Dated: __________________, 2006

Signature of Stockholder(s)

Signature of Stockholder(s)

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such,  and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

B-2